Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-222191) and Form S-3 (File No. 333-266672) of Merchants Bancorp (the “Company”) of our report dated March 16, 2023, on our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 16, 2023, on our audit of the internal control over financial reporting of the Company as of December 31, 2022, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

 FORVIS, LLP (Formerly, BKD, LLP)

Indianapolis, Indiana

March 16, 2023